Schedule “C”

LOCKUP/LEAK-OUT AGREEMENT

THIS LOCKUP AGREEMENT dated as of 3-20-2007 (the "Agreement") is made by and between Rochester Capital Partners, LP., a California corporation (hereinafter referred to as the "Company"), and 221 Fund, LLC (hereinafter, referred to herein as the “Selling Shareholder”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms and conditions of a certain Share Purchase Agreement by and between SalesRepCentral.Com, Inc., and 221 Fund, LLC., a Florida limited liability company, dated as of the date hereof among the Selling Shareholder and the Company (the "Share Purchase Agreement"), the Company has agreed to issue to the Selling Shareholder one million (1,000,000) shares of common stock, as more fully described in said Share Purchase Agreement; and

WHEREAS, to induce the Company to execute and deliver the Share Purchase Agreement, the Selling Shareholder has agreed to (“Lock-up”) not offer for sale, sell assign, pledge, issue, distribute, grant any option or enter into any contract for sale of or otherwise dispose of (any such action being hereafter referred to as a “Transfer”) any shares for a period of six (6) months from the closing date of the stock purchase agreement. The selling shareholder further agrees to limit the number of shares the Selling Shareholder can dispose of in any one (1) month period hereafter (“Leak-out”);

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

1. The Selling Stockholder agrees that for a period of six (6) months (the “6-month Lockup Period”) from the closing date of the stock purchase agreement, the Selling Shareholder will not, without the prior written consent of the then current Board of Directors of the Company, directly or indirectly, offer for sale, sell assign, pledge, issue, distribute, grant any option or enter into any contract for sale of or otherwise dispose of (any such action being hereafter referred to as a “Transfer”) of any shares owned. The selling stockholder agrees not to sell (the “12-month Leak-out Period”)more than 1/12 of the common stock shares of the Company in any one of the twelve (12), one (1) month periods that hereinafter comprise the 12-month Leak-out Period or any other securities of the Company.

2. In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of any security if such transfer would constitute a violation or breach of this Agreement. The provisions of this Agreement shall be binding on the undersigned and the assigns, heirs, and personal representatives of the undersigned and shall be for the benefit of the Company and the Selling Shareholder.

IN WITNESS WHEREOF, this Agreement has been duly executed by the legally authorized representatives of the undersigned on March 20, 2007.

"Company"
SALESREPCENTRAL.COM, INC.

By: /s/ Scott Gallagher
___________________________, President

"SELLING SHAREHOLDER"

By: /s/ Gary Rasmussen
Gary Rasmussen/Rochester Capital Partners, LP.